Exhibit 99.1

G&K Services Reports Fiscal 2010 Third Quarter Results

Company Continues to Drive New Game Plan; Generating Strong Free Cash Flow and Paying Down Debt

MINNEAPOLIS, Minn.--(BUSINESS WIRE)--April 27, 2010--G&K Services, Inc. (NASDAQ: GKSR), today reported third quarter fiscal 2010 revenue of $198.9 million, which compares to revenue of $231.0 million in the prior-year period. The lower level of revenue resulted from continued difficult economic conditions and divestiture activity, partially offset by a stronger Canadian dollar. The company’s rental revenue, after adjusting for divestiture activity and foreign currency translation, continued to stabilize for the third consecutive quarter.

The company reported third quarter net earnings of $0.38 per diluted share. This compares to a prior-year period net loss of $4.74 per diluted share. The company’s current year third quarter included a net gain from divestiture activity and asset sales, which totaled $0.10 per diluted share. The prior year period included a $5.18 per diluted share loss from goodwill impairment, fixed asset write-downs and other non-cash charges. Current year third quarter earnings benefited from lower merchandise expense, reduced employee benefit costs and gains from specific location profit improvement actions. These benefits were offset by the reduction in fixed cost absorption due to lower revenue and a higher effective tax rate.

“Our business continues to strengthen,” said Douglas A. Milroy, G&K’s chief executive officer. “We are driving our new game plan, consisting of redoubling our focus on customer satisfaction, improving execution, increasing cost management and addressing underperforming locations. Our efforts continue to show positive progress and are solidifying key elements of our business.”

Income Statement Review

Third quarter revenue from rental operations was $185.6 million, down from $209.9 million in the prior-year period. The company’s rental organic growth rate was negative 10.5 percent, driven by lower customer employment levels, continued customer financial difficulties and lower pricing. This level of rental organic growth improved from negative 14.0 percent in the company’s second quarter. Third quarter revenue from direct sales was $13.3 million, compared to $21.1 million in the prior-year period which included the successful launch of a new uniform program to a major customer.

Third quarter operating margin was 7.0 percent, compared to negative 48.6 percent in the prior-year period. The current year third quarter adjusted operating margin was 5.8 percent when excluding the net gains from divestiture activity and asset sales. The prior year period adjusted operating margin was 6.3 percent when excluding the loss from goodwill and other impairment charges. Current year adjusted operating margin benefited from the efficient utilization of merchandise, lower staffing and employee-related benefit costs and the continued profit improvement in the company’s underperforming locations. These benefits were offset by the reduction in fixed cost absorption due to lower revenue.

During the quarter, the company divested a non-core linen business. As a result of this divestiture and other asset sales, the company recorded a net gain of $0.10 per diluted share.

Financial Strength

The company’s balance sheet remains strong. As of March 27, 2010, the company had total borrowings of $174.7 million and a debt to capitalization ratio of 27.2 percent. Total shareholders’ equity at the end of the third quarter was $468.1 million.

The company continued to generate strong cash flow from operations and has reduced its debt, net of cash, by $77.9 million in the last 12 months. Cash provided by operating activities for the nine months ended March 27, 2010 was $54.2 million, driven by continued strong working capital management. During the fiscal year, the company has generated $21.7 million from the divestiture of business assets. For the nine month period, free cash flow, defined as cash flow from operations less capital expenditures, was $42.0 million.

Outlook

The company expects fourth quarter revenue to be generally consistent with the third quarter, after adjusting for divestitures and the 53rd week of fiscal 2010. Fourth quarter operating income margin is expected to improve slightly from the third quarter adjusted operating income margin.

Conference Call Information

The company will host a conference call today at 10:00 a.m. (CDT) to discuss its financial results and outlook. The call will be webcast and is available on the Investor Relations section of the company’s website at www.gkservices.com (click on webcast icon and follow the instructions). A replay of the call will be available on the company’s website through May 27, 2010.

Safe Harbor for Forward-Looking Statements

Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2009.

About G&K Services, Inc.

G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services employs nearly 7,500 employees serving approximately 170,000 customers from over 160 facilities in North America and Europe. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.

Comparison of GAAP to Non-GAAP Financial Measures

The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude non-cash impairment and certain other charges, may provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain costs that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended March 27, 2010			Three Months Ended March 28, 2009
(U.S. Dollars, in thousands, except per share data)	Operating Income	Net Income	Earnings Per Share	Operating Income	Net Income	Earnings Per Share
As reported	$13,954	$7,037	$0.38	$(112,269)	$(86,303)	$(4.74)
Less: Goodwill and other impairment charges	-	-	-	126,719	94,358	5.18
Less: Divestitures of business assets	(2,465)	(1,918)	(0.10)	-	-	-
As Adjusted	$11,489	$5,119	$0.28	$14,450	$8,055	$0.44

	Nine Months Ended March 27, 2010			Nine Months Ended March 28, 2009
(U.S. Dollars, in thousands, except per share data)	Operating Income	Net Income	Earnings Per Share	Operating Income	Net Income	Earnings Per Share
As reported	$38,078	$17,471	$0.95	$(83,332)	$(75,307)	$(4.08)
Less: Goodwill and other impairment charges	-	-	-	126,719	94,358	5.11
Less: Divestitures of business assets	(4,508)	(3,459)	(0.19)	-	-	-
Add: Cost reduction activities and reserves for certain matters	1,082	668	0.04	10,358	7,838	0.43
As Adjusted	$34,652	$14,680	$0.80	$53,745	$26,889	$1.46

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Financial tables follow….

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Nine Months Ended
	March 27,	March 28,	March 27,	March 28,
(U.S. Dollars, in thousands, except per share data)	2010	2009	2010	2009

Revenues
Rental operations	$185,606	$209,872	$572,585	$660,211
Direct sales	13,339	21,120	40,851	57,770
Total revenues	198,945	230,992	613,436	717,981

Operating Expenses
Cost of rental operations	130,038	147,041	402,906	460,912
Cost of direct sales	9,664	15,521	30,255	42,822
Selling and administrative	45,289	53,980	142,197	170,860
Goodwill and other impairment charges	-	126,719	-	126,719
Total operating expenses	184,991	343,261	575,358	801,313
Income/(Loss) from Operations	13,954	(112,269)	38,078	(83,332)
Interest expense	3,275	3,263	10,675	10,681
Income/(Loss) before Income Taxes	10,679	(115,532)	27,403	(94,013)
Provision/(Benefit) for income taxes	3,642	(29,229)	9,932	(18,706)
Net Income/(Loss)	$7,037	$(86,303)	$17,471	$(75,307)
Basic weighted average number of shares outstanding	18,305	18,222	18,300	18,450
Basic Earnings per Common Share	$0.38	$(4.74)	$0.95	$(4.08)
Diluted weighted average number of shares outstanding	18,361	18,222	18,339	18,450
Diluted Earnings per Common Share	$0.38	$(4.74)	$0.95	$(4.08)

Dividends per share	$0.075	$0.070	$0.225	$0.210

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	March 27,	June 27,
(U.S. dollars, in thousands)	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$10,461	$13,136
Accounts receivable, net	80,311	85,209
Inventories, net	121,308	135,492
Other current assets	19,075	21,241
Total current assets	231,155	255,078

Property, Plant and Equipment, net	199,530	216,736
Goodwill	325,268	319,942
Other Assets	57,833	59,412
Total assets	$813,786	$851,168

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$25,742	$29,134
Accrued expenses	75,240	79,010
Deferred income taxes	3,614	3,414
Current maturities of long-term debt	412	7,744
Total current liabilities	105,008	119,302

Long-Term Debt, net of Current Maturities	174,243	224,781
Deferred Income Taxes	1,077	1,893
Accrued Income Taxes – Long Term	9,533	12,016
Other Noncurrent Liabilities	55,826	55,820
Stockholders' Equity	468,099	437,356
Total liabilities and stockholders’ equity	$813,786	$851,168

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Nine Months Ended
	March 27,	March 28,
(U.S. dollars, in thousands)	2010	2009
Operating Activities:
Net income/(loss)	$17,471	$(75,307)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities -
Depreciation and amortization	30,014	33,871
Goodwill and other impairment charges	-	126,719
Deferred income taxes	(1,737)	(34,298)
Other adjustments	(1,613)	5,731
Changes in current operating items	9,319	13,192
Other assets and liabilities	754	3,942
Net cash provided by operating activities	54,208	73,850
Investing Activities:
Property, plant and equipment additions, net	(12,249)	(18,422)
Divestitures of business assets, net	21,670	20
Net cash provided by/(used for) investing activities	9,421	(18,402)
Financing Activities:
Payments of long-term debt	(7,434)	(7,540)
Payments of revolving credit facilities, net	(54,210)	(23,425)
Cash dividends paid	(4,185)	(3,920)
Net issuance of common stock, primarily under stock option plans	7	209
Purchase of common stock	(388)	(16,775)
Net cash used for financing activities	(66,210)	(51,451)
(Decrease)/Increase in Cash and Cash Equivalents	(2,581)	3,997
Effect of Exchange Rates on Cash	(94)	(1,359)

Cash and Cash Equivalents:
Beginning of period	13,136	12,651
End of period	$10,461	$15,289

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, 952-912-5500
Executive Vice President and Chief Financial Officer
Shayn R. Carlson, 952-912-5500
Director of Investor Relations